Exhibit 3.2



                          CERTIFICATE OF AMENDMENT
                                      OF
                        CERTIFICATE OF INCORPORATION

     EMPIRE GLOBAL CORP., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

     DOES HEREBY CERTIFY:

     FIRST: That at a meeting of the Board of Directors of Empire Global Corp. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and submitting the proposal to the stockholders of the corporation for action on written consent in lieu of a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

     RESOLVED, that the issued and outstanding Common Stock of this Corporation be changed and converted, and that one (1) new Share of Common Stock, $.0001 par value, be issued in exchange for each ten (10) Shares of Common Stock, $.0001 par value, issued and outstanding as of the close of business on September 30, 2005;


     SECOND: That thereafter, pursuant to resolution of its Board of Directors, action upon written consent of shareholders in lieu of a special meeting of the stockholders of said corporation was obtained in accordance with the General Corporation Law of the State of Delaware and by which the necessary number of shares as required by statute were voted in favor of the amendments.


     THIRD: That said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     FOURTH: That the capital of said corporation shall not be reduced under or by reason of the amendments.

     IN WITNESS WHEREOF, said Empire Global Corp. has caused its corporate seal to be hereunto affixed and this certificate to be signed by Kalson G.H. Jang, its Chairman, this 28th day of September 2005.

                                            PER: /s/ Kalson G.H. Jang
                                                 ----------------------------
                                                 Kalson G.H. Jang
                                                 Chairman